Exhibit 10.36

FORM OF AGREEMENT

EVO PAYMENTS, INC.

EQUITY APPRECIATION PLAN

Conversion of UAR Award to Restricted Stock Award

WHEREAS, EVO Investco, LLC (“EVO LLC”) granted unit appreciation rights (“UARs”) under the EVO Investco, LLC Unit Appreciation Equity Plan (“UAR Plan”) to the person named in Exhibit A attached hereto (the “Grantee”). Each UAR represents a fictional compensation unit that provides the Grantee the right to receive an amount in cash or other consideration equal to the difference between the value of a Class D Unit of EVO LLC and the “threshold value” stated in the Grantee’s UAR grant agreement.

WHEREAS, pursuant to that certain Assignment and Assumption Agreement by and between EVO LLC and EVO Payments, Inc. (the “EVO”) dated May [●], 2018, EVO LLC assigns, conveys and transfers to EVO all of its present and future rights, title and interests in, to and under the UAR Plan and the UAR awards thereunder, and EVO accepts such assignment and assumes any and all liabilities of EVO LLC arising under the UAR Plan and the UAR awards thereunder. In connection with such assumption, EVO has renamed the UAR Plan as the EVO Payments, Inc. Equity Appreciation Plan.

WHEREAS, in connection with the initial public offering (“IPO”) of EVO, EVO and EVO LLC have (1) amended and replaced each UAR with a right to recieve newly-issued shares of EVO Class A common stock, no par value (“Class A Common Stock”), (2) waived all vesting requirements for performance-based UARs and (3) waived all performance-based forfeiture requirements applicable to all UARs.

WHEREAS, in connection with the IPO, the portion of the Grantee’s unvested UARs will be converted into restricted shares of Class A Common Stock (the “Restricted Stock”), based on the following conversion formula (the “Conversion Formula”): the product of (1) the entitlement per unit, which is equal to the difference between the value of a Class D Unit of EVO LLC based on the initial public offering price per share of Class A Common Stock and the “threshold value” stated in the Grantee’s UAR agreement, (2) the number of the Grantee’s unvested UARs, and (3) a stock split ratio equal to 4.99.

WHEREAS, the Restricted Stock will continue to be subject to the time-vesting requirements that were applicable to the Grantee’s underlying time-based UARs, and shall be subject to the terms of the Restricted Stock Agreement attached hereto as Exhibit A.

WHEREAS, the conversion of the Grantee’s unvested UARs, and the issuance of Restricted Stock therefor, shall be in full settlement of the Grantee’s rights under Grantee’s unvested UAR award.

NOW THEREFORE, in consideration of the foregoing, subject to the terms of the Restricted Stock Agreement attached hereto as Exhibit A, EVO hereby issues to Grantee the Restricted Stock as set forth therein.

EXHIBIT A

RESTRICTED STOCK AGREEMENT

Grantee:

Grant Date:

Number of Shares of Restricted Stock:

1. Grant of Restricted Stock. EVO Payments, Inc. (the “Company”) hereby issues to the Grantee an award of Restricted Stock (the “Restricted Stock”), in the number of shares set forth above, and on the terms and conditions and subject to the restrictions set forth in this Agreement and the EVO Payments, Inc. Equity Appreciation Plan (formerly the EVO Investco, LLC Unit Appreciation Equity Plan) (the “Plan”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Restricted Period; Vesting. Except as otherwise provided in this Agreement, provided that the Grantee remains continuously employed with the Company through the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Restricted Stock

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

The period over which the Grantee’s Restricted Stock vests is referred to as the “Restricted Period.” The Grantee’s unvested Restricted Stock shall be automatically forfeited if the Grantee’s employment terminates prior to the applicable vesting date, and neither the Company nor any affiliate shall have any further obligations to the Grantee under this Agreement.

3. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Period of Restriction, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Period of Restriction shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Grantee and all of the Grantee’s rights to such Restricted Stock shall immediately terminate without any payment or consideration by the Company.

4. Rights as Shareholder; Dividends.

4.1 The Grantee shall be the record owner of the Restricted Stock until such Restricted Stock is sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Restricted Stock and receive all dividends or other distributions paid with respect to such Restricted Stock; provided that dividends or other distributions with respect to such Restricted Stock shall be paid to the Grantee only to the extent such Restricted Stock is vested.

4.2 The Company may issue evidence of the Grantee’s interest by issuing “book entry” shares (i.e., a computerized or manual book entry account) in the records of the Company or its transfer agent in the Grantee’s name.

4.3 If the Grantee forfeits any rights he has under this Agreement in accordance with Section 2, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on with respect to such Restricted Stock.

5. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant, advisor or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment or service at any time for any reason.

6. Adjustments. If the Company’s common stock is changed into or exchanged for a different number or class of units, interests, shares of stock or other securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split, combination of shares, merger or consolidation, or otherwise, the Administrator shall make such adjustments to this award of Restricted Stock as it deems necessary, in its sole discretion.

7. Tax Liability and Withholding.

7.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding taxes.

7.2 Notwithstanding any action the Administrator takes with respect to income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

8. Compliance with Law. The issuance and transfer of the Restricted Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s common stock may be listed. No Restricted Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register its shares of common stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

9. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the Restricted Stock pursuant to this Agreement or any other restrictions that the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Company’s common stock is then listed or quoted.

10. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company, at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing from time to time.

11. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

12. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding.

13. Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

15. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16. Discretionary Nature of Plan. The Plan is discretionary and may be amended, altered, suspended or terminated by the Administrator at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other awards in the future. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with, or service to, the Company or its affiliates.

17. Amendment. The Administrator has the right to amend this Agreement, prospectively or retroactively; provided, that, no such amendment shall materially impair the previously accrued rights of the Grantee under this Agreement without the Grantee’s consent.

18. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

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